FRANKLIN TEMPLETON FUND ALLOCATOR SERIES


                         Preamble to Distribution Plan


      The following Distribution Plan (the "Plan") has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act") by FRANKLIN TEMPLETON FUND ALLOCATOR SERIES ("Trust") for the use of the Class A shares of its series listed on Schedule A (the "Fund"), which Plan shall take effect on the date the shares of the Fund are first offered
(the "Effective Date of the Plan"). The Plan has been approved by a majority of the Board of Trustees of the Trust (the "Board"), including a majority of the trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan (the "independent trustees"), cast in person at a meeting called for the purpose of voting on such Plan.

      In reviewing the Plan, the Board considered the schedule and nature of payments and terms of the Investment Management and Asset Allocation Agreement between the Trust on behalf of the Fund and Franklin Advisers, Inc. ("Advisers") and the terms of the Underwriting Agreement between the Trust on behalf of the Fund and Franklin/Templeton Distributors, Inc. ("Distributors"). The Board concluded that the compensation of Advisers under the Investment Management and Asset Allocation Agreement was fair and not excessive; however, the Board also recognized that uncertainty may exist from time to time with respect to whether payments to be made by the Fund to Advisers, Distributors, or others or by Advisers or Distributors to others may be deemed to constitute distribution expenses. Accordingly, the Board determined that the Plan should provide for such payments and that adoption of the Plan would be prudent and in the best interests of the Fund and its shareholders. Such approval included a determination that in the exercise of their reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Fund and its shareholders.

                               DISTRIBUTION PLAN

1. The Fund shall pay to Distributors or others for expenses incurred by Distributors or others in the promotion and distribution of the shares of the Fund, as well as for shareholder services provided for existing shareholders of the Fund. Distribution expenses may include, but are not limited to, the expenses of the printing of prospectuses and reports used for sales purposes, preparing and distributing sales literature and related expenses, advertisements, and other distribution-related expenses, including a prorated portion of Distributors' overhead expenses attributable to the distribution of Fund shares; or for certain promotional distribution charges paid to broker-dealer firms or others, or for participation in certain distribution channels. Shareholder service expenses may include, but are not limited to, the expenses of assisting in establishing and maintaining customer accounts and records, assisting with purchase and redemption requests, arranging for bank wires, monitoring dividend payments from the Fund on behalf of customers, forwarding certain shareholder communications from the Fund to customers, receiving and answering correspondence, and aiding in maintaining the investment of their respective customers in the Fund. These expenses may also include any distribution or service fees paid to securities dealers or their firms or others. Agreements for the payment of distribution and service fees to securities dealers or their firms or others shall be in a form which has been approved from time to time by the Board, including the independent trustees.

2. The maximum amount which shall be paid by the Fund to Distributors or others pursuant to Paragraph 1 herein shall be 0.35% per annum of the average daily net assets of the Fund. Said payment shall be made quarterly by the Fund to Distributors or others.

3. In addition to the payments which the Fund shall make pursuant to paragraphs 1 and 2 hereof, to the extent that the Fund, Advisers, Distributors or other parties on behalf of the Fund, Advisers or Distributors make payments that are deemed to be payments by the Fund for the financing of any activity primarily intended to result in the sale of shares issued by the Fund within the context of Rule 12b-1 under the Act, then such payments shall be deemed to have been made pursuant to the Plan.

      In no event shall the aggregate asset-based sales charges which include payments specified in paragraphs 1 and 2, plus any other payments deemed to be made pursuant to the Plan under this paragraph, exceed the amount permitted to be paid pursuant to the Rule 2830(d) of the Conduct Rules of the National Association of Securities Dealers, Inc.

4. Distributors shall furnish to the Board, for its review, on a quarterly basis, a written report of the monies paid to it and to others under the Plan, and shall furnish the Board with such other information as the Board may reasonably request in connection with the payments made under the Plan in order to enable the Board to make an informed determination of whether the Plan should be continued.

5. The Plan shall continue in effect for a period of more than one year only so long as such continuance is specifically approved at least annually by a vote of the Board, including the independent trustees, cast in person at a meeting called for the purpose of voting on the Plan.

6. The Plan, and any agreements entered into pursuant to this Plan, may be terminated at any time, without penalty, by vote of a majority of the outstanding voting securities of the Fund or by vote of a majority of the independent trustees, on not more than sixty (60) days' written notice, or by Distributors on not more than sixty (60) days' written notice, and shall terminate automatically in the event of any act that constitutes an assignment of the Administration Agreement between the Trust on behalf of the Fund and Advisers.

7. The Plan, and any agreements entered into pursuant to this Plan, may not be amended to increase materially the amount to be spent for distribution pursuant to Paragraph 2 hereof without approval by a majority of the Fund's outstanding voting securities.

8. All material amendments to the Plan, or any agreements entered into pursuant to this Plan, shall be approved by a vote of the independent trustees cast in person at a meeting called for the purpose of voting on any such amendment.

9. So long as the Plan is in effect, the selection and nomination of the Trust's independent trustees shall be committed to the discretion of such independent trustees.

This Plan and the terms and provisions thereof are hereby accepted and agreed to by the Trust and Distributors as evidenced by their execution hereof.


FRANKLIN TEMPLETON FUND ALLOCATOR SERIES


By:  /s/ KAREN L. SKIDMORE
         Karen L. Skidmore
Title:   Vice President & Secretary



FRANKLIN/TEMPLETON DISTRIBUTORS, INC.


By:  /s/ PETER D. JONES
         Peter D. Jones
Title:   President




Dated:      August 1, 2006

                                  SCHEDULE A


                           CLASS A DISTRIBUTION PLAN
                                    between
                     FRANKLIN/TEMPLETON DISTRIBUTORS, INC.
                                      and
                   FRANKLIN TEMPLETON FUND ALLOCATOR SERIES
                                 on behalf of


           Franklin Templeton 2015 Retirement Target Fund - Class A

           Franklin Templeton 2025 Retirement Target Fund - Class A

           Franklin Templeton 2035 Retirement Target Fund - Class A

           Franklin Templeton 2045 Retirement Target Fund - Class A


IN WITNESS WHEREOF, the parties hereto have caused this Schedule A to the Class A Distribution Plan to be executed and effective on the 1st day of August 2006.


FRANKLIN TEMPLETON FUND ALLOCATOR SERIES


By:   /s/ KAREN L. SKIDMORE
          Karen L. Skidmore
Title:    Vice President & Secretary



FRANKLIN/TEMPLETON DISTRIBUTORS, INC.


By:   /s/ PETER D. JONES
          Peter D. Jones
Title:    President